SELIGMAN FRONTIER FUND, INC.
                              SUB-ITEM 77C
                             PROXY RESULTS


Shareholders of Seligman Frontier Fund, Inc. voted on the following proposals at the special Meeting of Stockholders held on November 3, 2008. The description of each proposal and number of shares voted are as follows:

Proposal 1
To consider the vote upon the proposed Investment Management Services Agreement with RiverSource Investments, LLC:

For                             Against                 Abstain
2,797,225.641                   115,012.293             78,029.756

Proposal 2
To elect 10 directors to the Board:

                                For                             Withheld
Kathleen Blatz                  3,466,770.693                   145,501.997
Arne H. Carlson                 3,465,314.694                   146,957,996
Pamela G. Carlton               3,463,759.784                   148,512.906
Patricia M. Flynn               3,466,770.693                   145,501.997
Anne P. Jones                   3,465,125.076                   147,147.614
Jeffrey Laikind                 3,462,768.548                   149,504.142
Stephen R. Lewis, Jr.           3,464,446.675                   147,826.015
Catherine James Paglia          3,464,059.454                   148,213.236
Alison Taunton-Rigby            3,465,737.581                   146,535.109
William F. Truscott             3,465,485.489                   146,787.201